EXHIBIT 23.4

Board of Directors
Latah Bancorporation
P.O. Box 40
101 E. Market
Latah, WA 99018

May 7, 2002

We hereby consent to the reference to our firm in the Proxy Statement/Prospectus related to the proposed merger transaction involving Latah Bancorporation and AmericanWest Bancorporation, and to the inclusion of our opinion letter dated May 1, 2002, as Appendix C to the Proxy Statement/Prospectus.

Very truly yours,

COLUMBIA FINANCIAL ADVISORS, INC.
By:	/s/ Robert J. Rogowski
Robert J. Rogowski